Exhibit 99.2

NASDAQ: CAPR Transformative Therapies from Bench to Bedside www.capricor.com Exosomes Program Update March 17, 2016

2 Forward - Looking Statements This presentation contains forward - looking statements and information that are based on the beliefs of the management of Capricor Therapeutics, Inc . (Capricor) as well as assumptions made by and information currently available to Capricor . All statements other than statements of historical fact included in this presentation are forward - looking statements, including but not limited to statements identified by the words “anticipates,” “believes,” “estimates,” and “expects” and similar expressions . Such forward - looking statements also include any expectation of or dates for commencement of clinical trials, IND filings, similar plans or projections and other matters that do not relate strictly to historical facts . These statements reflect Capricor’s current views with respect to future events, based on what we believe are reasonable assumptions ; however, the statements are subject to a number of risks, uncertainties and assumptions . There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward - looking statements . More information about these and other risks that may impact Capricor's business are set forth in Capricor's Annual Report on Form 10 - K for the year ended December 31 , 2014 , as filed with the Securities and Exchange Commission on March 16 , 2015 , in its Registration Statement on Form S - 3 , as filed with the Securities and Exchange Commission on September 28 , 2015 , and in its Quarterly Report on Form 10 - Q for the quarter ended September 30 , 2015 , as filed with the Securities and Exchange Commission on November 13 , 2015 . Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those in the forward - looking statements . Further, Capricor’s management does not intend to update these forward - looking statements and information after the date of this presentation .

3 CAP - 2003 (CDC Exosomes) Rabbit Keratitis Proof - of - Concept Study – 18 - animal, six - day study which compared CAP - 2003 to placebo for the treatment of ocular surface injury and inflammation as caused by induced keratoconjunctivitis . – Over three days, ocular wounds were created on one eye, followed by administration of a pro - inflammatory agent. – After development of severe inflammation, eyes were treated with a single administration of CAP - 2003, then followed clinically for 3 days. DAY 1

4 CAP - 2003 (CDC Exosomes) Demonstrated Dose - Dependent Improvement – Histopathology was performed on eyes after third (final) day. Placebo CAP - 2003 (low - dose) CAP - 2003 (high - dose)

5 CAP - 2003 (CDC Exosomes) Conclusions – The totality of the clinical and histological data in this rabbit keratitis proof - of - concept study suggests that CAP - 2003 is capable of improving several relevant clinical and histological endpoints, including: 1. corneal wound healing 2. o cular surface inflammation 3. conjunctivitis 4. corneal edema